The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus and product supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 3, 2025

PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 6,807 to
PRODUCT SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01 Dated , 2025 Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in U.S. Equities

$

Autocallable Worst-Of Equity-Linked Notes due

Linked to the Common Stock of Amazon.com, Inc. and the Common Stock of NVIDIA Corporation

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The notes will mature on the stated maturity date (expected to be the second scheduled business day after the determination date) unless they are automatically called following the call observation date (expected to be between 12 and 14 months after the trade date). Your notes will be automatically called following the call observation date if the closing level of each of the common stock of Amazon.com, Inc. and the common stock of NVIDIA Corporation (each of which we refer to individually as “the Underlier”, and together as “ the Underliers”) on such date is greater than or equal to its respective initial underlier level (which, in each case, will be set on the trade date and may be higher or lower than the actual closing level of such underlier on the trade date), resulting in a payment on the call payment date (expected to be the second scheduled business day after the call observation date) equal to the $1,000 face amount of your notes plus the product of $1,000 times the call premium amount, and no further payment will be made on the notes. The call premium amount is expected to be between 46.75% and 55.00%. The actual call premium amount will be determined on the trade date.

If your notes are not automatically called, the amount that you will be paid on your notes on the stated maturity date will be based on the performance of the lesser performing underlier (the underlier with the lower underlier return, which, for each underlier, is the percentage increase or decrease in its final underlier level from its initial underlier level) as measured from the trade date to and including the determination date (expected to be approximately 24 months after the trade date). If the final underlier level of each underlier on the determination date is greater than or equal to its respective initial underlier level, you will receive an amount equal to $1,000 plus the product of $1,000 times the upside participation rate of 200% times the lesser performing underlier return for each $1,000 face amount of your notes. If the final underlier level of either underlier is less than its respective initial underlier level but the final underlier level of each underlier is greater than or equal to 80.00% of its respective initial underlier level, you will receive the face amount of your notes. However, if the final underlier level of either underlier is less than 80.00% of its respective initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

If your notes have not been called, at maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the final underlier level of each underlier is greater than or equal to its respective initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200% times (c) the lesser performing underlier return;

●if the final underlier level of either underlier is less than its respective initial underlier level but the final underlier level of each underlier is greater than or equal to 80.00% of its respective initial underlier level, $1,000; or

●if the final underlier level of either underlier is less than 80.00% of its respective initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return.

Under these circumstances, you will lose more than 20.00%, and possibly all, of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $975.00 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per note	$1,000	$20.00	$980.00
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 2% for each note they sell. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 22.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 22.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●    Prospectus dated April 12, 2024

●    Product Supplement dated November 16, 2023

When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $975.00, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underliers, instruments based on the Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Call Premium Amount, the Upside Participation Rate and the Trigger Level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Autocallable Worst-Of Equity-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Terms

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement and prospectus. All references to “Call Observation Date,” “Call Premium Amount,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Final Underlier Level,” “Initial Underlier Level,” “Original Issue Price,” “Stated Maturity Date,” “Trade Date,” “Underlier” and “Underlier Return” herein shall be deemed to refer to “determination date,” “early redemption payment,” “payment at maturity,” “share closing price,” “valuation date,” “stated principal amount,” “final share price,” “initial share price,” “issue price,” “maturity date,” “pricing date,” “underlying stock” and “share percent change” respectively, as used in the accompanying product supplement.

If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Underliers (each individually, an Underlier): The common stock of Amazon.com, Inc. and the common stock of NVIDIA Corporation (Bloomberg symbols: “AMZN” and “NVDA”, respectively)

Notes: The accompanying product supplement refers to the notes as the “auto-callable securities.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Call Payment Date): If your notes are automatically called following the Call Observation Date because the Closing Level of each Underlier on such day is greater than or equal to its respective Call Level, for each $1,000 Face Amount of notes, we will pay you an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Call Premium Amount.

Cash Settlement Amount (on the Stated Maturity Date): If your notes are not automatically called, for each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Underlier Level of each Underlier is greater than or equal to its respective Initial Underlier Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Lesser Performing Underlier Return;

●if the Final Underlier Level of either Underlier is less than its respective Initial Underlier Level but the Final Underlier Level of each Underlier is greater than or equal to its respective Trigger Level, $1,000; or

●if the Final Underlier Level of either Underlier is less than its respective Trigger Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Lesser Performing Underlier Return.

You will lose a significant portion or all of your investment at maturity if the Final Underlier Level of either Underlier is less than its respective Trigger Level. Because the Cash Settlement Amount will be based on the Lesser Performing Underlier, a decline beyond the respective Trigger Level of either Underlier will result in a significant loss of your investment, even if the other Underlier has appreciated or has not declined as much. Any payment of the Cash Settlement Amount is subject to the credit risk of Morgan Stanley.

Initial Underlier Level: With respect to each Underlier, to be determined on the Trade Date. The Initial Underlier Level of an Underlier may be higher or lower than the actual Closing Level of one share of such Underlier on the Trade Date; provided that the Initial Underlier Level of such Underlier will not be higher than the highest level of such Underlier on the Trade Date.

Final Underlier Level: With respect to each Underlier, the Closing Level of one share of such Underlier times the Adjustment Factor, each as determined by the Calculation Agent on the Determination Date, except in the limited circumstances described under “Description of Auto-Callable Securities—Postponement of Determination Dates” on page S-55 of the accompanying product supplement, and subject to adjustment as provided under “Description of Auto-Callable Securities—Antidilution Adjustments” on page S-65 of the accompanying product supplement.

Underlier Return: With respect to each Underlier, the quotient of (i) its Final Underlier Level minus its Initial Underlier Level divided by (ii) its Initial Underlier Level, expressed as a percentage

Lesser Performing Underlier Return: The Underlier Return of the Lesser Performing Underlier

Lesser Performing Underlier: The Underlier with the lower Underlier Return

Trigger Level: With respect to each Underlier, 80% of its Initial Underlier Level

Call Observation Date (to be set on the Trade Date):  Expected to be between 12 and 14 months after the Trade Date, subject to postponement as described under “Description of Auto-Callable Securities—Postponement of Determination Dates” on page S-55 of the accompanying product supplement.

Call Payment Date (to be set on the Trade Date):  Expected to be the second scheduled Business Day after the Call Observation Date.

Call Premium Amount (to be set on the Trade Date):  Expected to be between 46.75% and 55.00%. Therefore, the maximum payment you can receive upon an automatic call is expected to be between $1,467.50 and $1,550.00 per note if your notes are called following the Call Observation Date.

Call Level:   With respect to each Underlier, 100.00% of its Initial Underlier Level

Upside Participation Rate: 200.00%

Trade Date:

Original Issue Date (Settlement Date) (to be set on the Trade Date): Expected to be the fifth scheduled Business Day following the Trade Date.

Determination Date (to be set on the Trade Date): Expected to be approximately 24 months after the Trade Date, subject to postponement for non-Trading Days and Market Disruption Events, as described in the accompanying product supplement on page S-64 under “Description of Auto-Callable Securities—Postponement of Determination Dates.”

Stated Maturity Date (to be set on the Trade Date): Expected to be the second scheduled Business Day following the Determination Date, subject to postponement as described below.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for an Underlier or if a market disruption event occurs with respect to an Underlier on that day so that the date on which the Final Underlier Level for both Underliers has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following such postponed date.

Closing Level: See “Description of Auto-Callable Securities— Auto-Callable Securities Linked to Underlying Shares—Some Definitions—closing price” on page S-57 of the accompanying product supplement

Adjustment Factor: 1.0, subject to adjustment in the event of certain corporate events affecting the Underliers. See “—Antidilution Adjustments” below

Business Day: As described under “Description of Auto-Callable Securities—Some Definitions—business day” on page S-48 of the accompanying product supplement

Trading Day: As described under “Description of Auto-Callable Securities—Some Definitions—trading day” on page S-50 of the accompanying product supplement

Market disruption event: See “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Some Definitions—market disruption event” on page S-59 of the accompanying product supplement.

Antidilution adjustments: See “Description of Auto-Callable Securities—Auto-Callable Securities Linked to Underlying Shares—Antidilution Adjustments” on page S-65 of the accompanying product supplement.

The following replaces in its entirety the portion of the section entitled “Antidilution Adjustments” in the accompanying product supplement from the start of paragraph 5 to the end of such section.

5. If, with respect to either or both Underliers, (i) there occurs any reclassification or change of such Underlier, including, without limitation, as a result of the issuance of any tracking stock by Amazon.com, Inc. or NVIDIA Corporation, (ii) Amazon.com, Inc. or NVIDIA Corporation or any surviving entity or subsequent surviving entity of Amazon.com, Inc. or NVIDIA Corporation (the “successor corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Amazon.com, Inc. or NVIDIA Corporation or any successor corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) Amazon.com, Inc. or NVIDIA Corporation is liquidated, (v) Amazon.com, Inc. or NVIDIA Corporation issues to all of its shareholders equity securities of an issuer other than Amazon.com, Inc. or NVIDIA Corporation (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “spin-off event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Underlier (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether a Redemption Event has occurred and the amount payable upon the Call Payment Date or at maturity for each $1,000 Face Amount of notes will be as follows:

●Upon the Call Observation Date following the effective date of a Reorganization Event and prior to the Determination Date: If the Exchange Property Value (as defined below) is greater than or equal to its Initial Underlier Level, and the Final Underlier Level of the other Underlier (or exchange property value, as applicable) is also greater than its Initial Underlier Level, the notes will be automatically redeemed for the Early Redemption Payment.

●Upon the Determination date, if the notes have not previously been automatically redeemed: You will receive for each $1,000 Face Amount of notes that you hold a Cash Settlement Amount equal to:

oIf the Exchange Property Value on the Determination Date is greater than or equal to its Initial Underlier Level, and the Final Underlier Level of the other Underlier (or exchange property value, as applicable) is also greater than or equal to its Initial Underlier Level: the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 200% times (c) the lesser performing underlier return;

oIf the Exchange Property Value on the Determination Date is less than its respective Initial Underlier Level but greater than or equal to the Trigger Level, and the Final Underlier Level of the other Underlier (or exchange property value, as applicable) is also greater than or equal to the Trigger Level: $1,000

oIf the Exchange Property Value on the Determination Date is less than its respective Trigger Level: the product of (a) $1,000 times (b) the lesser performing underlier return

For purposes of calculating such Underlier Return, the “Final Underlier Level” will be deemed to equal the Exchange Property Value on the Determination Date.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value is less than the Initial Underlier Level, or less than the Trigger Level, or for determining the Lesser Performing Underlier “Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of such Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Underlier, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references in this offering document and in the related product supplement with respect to the notes to “the Underlier” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the Underlier shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the Determination Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Closing Level or the Final Underlier Level of the Underlier, including, without limitation, a partial tender or exchange offer for such Underlier.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to an Adjustment Factor or method of calculating an Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to an Adjustment Factor or to the method of calculating the amount payable at maturity of the notes made pursuant to paragraph 5 above upon written request by any investor in the notes.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Underlier Level.

In the event that the notes are subject to early redemption, the issuer shall, (i) on the business day following the Call Observation Date, give notice of the early redemption of the notes and the Cash Settlement Amount, including specifying the payment date of the amount due upon the early redemption, (x) to each registered holder of the notes by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office, and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the Call Payment Date, deliver the aggregate cash amount due with respect to the notes to the Trustee for delivery to the depositary, as holder of the notes. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61778CQY4

ISIN: US61778CQY48

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical Closing Levels of the Underliers on the Call Observation Date and the Determination Date could have on whether or not the notes are automatically called following the Call Observation Date and, if the notes are not automatically called, the Cash Settlement Amount payable on the Stated Maturity Date.

The examples below are based on a range of Underlier levels that are entirely hypothetical; no one can predict what the Closing Level of either Underlier will be on any day during the term of the notes, and no one can predict what the Closing Level of either Underlier will be on the Call Observation Date or the Determination Date. The Underliers have at times experienced periods of high volatility — meaning that the levels of the Underliers have changed considerably in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Call Payment Date or the Stated Maturity Date, as applicable. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Underliers, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Hypothetical Call Premium Amount:	46.75%
Upside Participation Rate:	200.00%
Minimum Cash Settlement Amount:	None
Call Level:	With respect to each Underlier, 100% of its Initial Underlier Level
Trigger Level:	With respect to each Underlier, 80% of its Initial Underlier Level

●Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Call Observation Date or the Determination Date.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Call Payment Date or Stated Maturity Date, as applicable.

Moreover, we have not yet set the Initial Underlier Level for each Underlier that will serve as the baseline for determining the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level for each Underlier may differ substantially from the level of such Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Underliers over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Underliers shown elsewhere in this document. For information about the historical levels of each Underlier during recent periods, see “The Underliers” below.

If your notes are automatically called following the Call Observation Date (i.e., the Closing Level of each Underlier on the Call Observation Date is greater than or equal to its respective Call Level), the Cash Settlement Amount that we would deliver for each $1,000 Face Amount of notes on the Call Payment Date would be the sum of $1,000 plus the product of $1,000 times the Call Premium Amount. If, for example, the Closing Level of each Underlier on the Call Observation Date were determined to be 110.000% of its respective Initial Underlier Level, your notes would be automatically called and the hypothetical Cash Settlement Amount that we would deliver on your notes on the Call Payment Date would be 146.75% of the Face Amount of notes or $1,467.50 for each $1,000 of the Face Amount of notes.

If the notes are not automatically called following the Call Observation Date (i.e., the Closing Level of either Underlier on the Call Observation Date is less than its respective Call Level), the Cash Settlement Amount we would deliver for each $1,000 Face Amount of your notes on the Stated Maturity Date will depend on the performance of the Lesser Performing Underlier on the Determination Date, as shown in the table below. The table below assumes that the notes have not been automatically called following the Call Observation Date and reflects hypothetical Cash Settlement Amounts that you could receive on the Stated Maturity Date. The levels in the left column of the table below represent hypothetical Final Underlier Levels of the Lesser Performing Underlier and are expressed as percentages of the Initial Underlier Level of the Lesser Performing Underlier. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Underlier Level of the Lesser Performing Underlier (expressed as a percentage of the Initial Underlier Level of the Lesser Performing Underlier), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Underlier Level of the Lesser Performing Underlier (expressed as a percentage of the Initial Underlier Level of the Lesser Performing Underlier) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called Following the Call Observation Date
(as Percentage of its Initial Underlier Level)	(as Percentage of Face Amount)
150.000%	200.000%
125.000%	150.000%
120.000%	140.000%
115.000%	130.000%
110.000%	120.000%
105.000%	110.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
79.999%	79.999%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the notes have not been automatically called following the Call Observation Date and the Final Underlier Level of the Lesser Performing Underlier were determined to be 25.000% of its Initial Underlier Level, the Cash Settlement Amount would be 25.000% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose 75.000% of your investment.

If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the notes are not automatically called prior to maturity and the Final Underlier Level of either Underlier is less than its respective Trigger Level of 80% of its Initial Underlier Level, for every 1% that the Final Underlier Level of the Lesser Performing Underlier is less than its Initial Underlier Level, you will lose an amount that is equal to 1% of the Face Amount of your notes. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

If The Notes Are Redeemed Prior To Maturity, The Appreciation Potential Of The Notes Is Limited By The Call Premium Amount

The appreciation potential of the notes is limited to the Call Premium Amount if each Underlier closes at or above its respective Initial Underlier Level on the Call Observation Date. If the notes are redeemed prior to maturity, you will not participate in any appreciation of either Underlier, which could be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the Underliers. Moreover, the Call Premium Amount may be less than the Cash Settlement Amount you would receive for the same level of appreciation of such Underlier had the notes not been automatically redeemed and instead remained outstanding until maturity.

The Automatic Call Feature May Limit The Term Of Your Investment To As Short As Between 12 And 14 Months, And You May Not Be Able To Reinvest At Comparable Terms Or Returns

The term of your investment in the notes may be shortened due to the automatic call feature of the notes. If the notes are redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

The Return On Your Notes May Change Significantly Despite Only A Small Incremental Change In The Level Of The Lesser Performing Underlier

If your notes are not automatically called and the Final Underlier Level of the Lesser Performing Underlier is less than its Trigger Level, you will receive significantly less than the Face Amount of your notes and you could lose up to all of your investment in the notes. This means that while a decrease in the Final Underlier Level of the Lesser Performing Underlier to its Trigger Level will not result in a loss of principal on the notes, a decrease in the Final Underlier Level of the Lesser Performing Underlier to less than its Trigger Level will result in a loss of a significant portion of the Face Amount of the notes despite only a small incremental change in the level of the Lesser Performing Underlier.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face

Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Trigger Level and the Call Premium Amount on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Trigger Level will not offer the same measure of protection to your investment as would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Additionally, the Cash Settlement Amount may be limited to the Call Premium Amount, if applicable, which would represent a lower percentage return relative to your initial investment than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of each Underlier, volatility (frequency and magnitude of changes in value) of each of the Underliers and dividend yield of each Underlier, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Underliers or equities markets generally and which may affect the Final Underlier Levels of the Underliers, the occurrence of certain events affecting the Underliers that may or may not require an adjustment to an Adjustment Factor and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the Underliers may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Underliers” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Levels Of The Underliers At Any Time Other Than The Call Observation Date Or The Determination Date, As Applicable

The Cash Settlement Amount you will receive on the Call Payment Date, if any, will be paid only if the Closing Level of each Underlier on the Call Observation Date is greater than or equal to its respective Initial Underlier Level. Therefore, the Closing Levels of the Underliers on dates other than the Call Observation Date will have no effect on any Cash Settlement Amount paid in respect of your notes on the Call Payment Date. In addition, the Cash Settlement Amount you will receive on the Stated Maturity Date will be based on the Closing Level of the Lesser Performing Underlier on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the level of the Lesser Performing Underlier appreciates prior to the Determination Date but then drops by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the level of the Lesser Performing Underlier prior to such drop. Although the actual levels of the Underliers on the Call Payment Date, the Stated Maturity Date or at other times during the term of the notes may be higher than the Closing Levels of the Underliers on the Call Observation Date or the Determination Date, the Cash Settlement Amount will be based solely on the Closing Levels of the Underliers on the Call Observation Date or the Determination Date, as applicable.

Investing In The Notes Is Not Equivalent To Investing In The Underliers

Investing in the notes is not equivalent to investing in the Underliers. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underliers. As a result, any return on the notes will not reflect the return you would realize if you actually owned shares of the Underliers and received the dividends paid or distributions made on them.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Levels, whether the securities will be called following the Call Observation Date and the Final Underlier Levels and will calculate the Cash Settlement Amount you receive upon an automatic call or at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of a Final Underlier Level in the event of a market disruption event and whether to make any adjustments to an Adjustment Factor. These potentially subjective determinations may adversely affect the Cash Settlement Amount, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates”, “—Antidilution Adjustments”, “—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Underliers), including trading in the Underliers as well as in other instruments related to the Underliers. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the Underliers and other financial instruments related to the Underliers on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Level of an Underlier, and, therefore, could increase (i) the level at or above which such Underlier must close on the Call Observation Date so that the notes are redeemed prior to the Stated Maturity Date for the Call Premium Amount (depending also on the performance of the other Underlier), and (ii) the Trigger Level, which is the level at or above which such Underlier must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes (depending also on the performance of the other Underlier). Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the level of either Underlier on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any (depending also on the performance of the other Underlier). Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain

Please read the discussion under “Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the tax treatment of a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISKS RELATING TO THE UNDERLIERS

You Are Exposed To The Price Risk Of Each Underlier

Your return on the notes is not linked to a basket consisting of each Underlier. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by either Underlier over the term of the notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underlier. To receive a Cash Settlement Amount on the Call Payment Date, each Underlier must close at or above its respective Call Level on the Call Observation Date. In addition, if the notes have not been redeemed and at least one Underlier has declined to below its respective Trigger Level as of the Determination Date, you will be fully exposed to the decline in the Lesser Performing Underlier over the term of the notes on a 1-to-1 basis, even if the other Underlier has appreciated or has not declined as much. Under this scenario, the value of any Cash Settlement Amount will be less than 80% of the Face Amount and could be zero. Accordingly, your investment is subject to the price risk of each Underlier.

We Are Not Affiliated With Amazon.com, Inc. or NVIDIA Corporation

Amazon.com, Inc. and NVIDIA Corporation are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Amazon.com, Inc. or NVIDIA Corporation, including any corporate actions of the type that would require the Calculation Agent to adjust the payout to you at maturity. Amazon.com, Inc. and NVIDIA Corporation have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Amazon.com, Inc. or NVIDIA Corporation.

We May Engage In Business With Or Involving Amazon.com, Inc. or NVIDIA Corporation Without Regard To Your Interests

We or our affiliates may presently or from time to time engage in business with Amazon.com, Inc. or NVIDIA Corporation without regard to your interests, including extending loans to, or making equity investments in, Amazon.com, Inc. or NVIDIA Corporation, or its affiliates or subsidiaries or providing advisory services to Amazon.com, Inc. or NVIDIA Corporation, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Amazon.com, Inc. or NVIDIA Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the Underliers. These research reports may or may not recommend that investors buy or hold the Underliers.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every Corporate Event That Could Affect The Underliers

MS & Co., as Calculation Agent, will adjust the Adjustment Factor for certain corporate events affecting the Underliers, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving the Underliers. However, the Calculation Agent will not make an adjustment for every corporate event or every distribution that could affect the Underliers. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of the Underlier by the amount of such dividends. If an event occurs that does not require the Calculation Agent to adjust an Adjustment Factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the Calculation Agent to adjust, or not to adjust, an Adjustment Factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the Determination Date, this may decrease the Final Underlier Level of an Underlier to be less than the Trigger Level (resulting in a loss of some or all of your investment in the notes), materially and adversely affecting your return.

Past Performance is No Guide to Future Performance

The actual performance of the Underliers over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Underliers or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Underliers.

THE UNDERLIERS

Amazon Inc. Common Stock

Amazon.com, Inc. offers electronic retail services to consumer customers, seller customers and developer customers. The AMZN Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-22513. In addition, information regarding Amazon.com, Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the AMZN Stock is accurate or complete.

Information as of market close on February 28, 2025:

Bloomberg Ticker Symbol:	AMZN
Current Stock Price:	$212.28
52 Weeks Ago:	$173.16
52 Week High (on 2/4/2025):	$242.06
52 Week Low (on 8/5/2024):	$161.02

The following graph sets forth the daily Closing Levels of the AMZN Stock for each quarter in the period from January 1, 2020 through February 28, 2025, adjusted for corporate events, if applicable. The Closing Level of the AMZN Stock on February 28, 2025 was $212.28. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The AMZN Stock has at times experienced periods of high volatility. The actual performance of the AMZN Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the AMZN Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the AMZN Stock. You should not take the historical levels of the AMZN Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the AMZN Stock on the Determination Date.

Common Stock of Amazon.com, Inc. Daily AMZN Stock Closing Levels January 1, 2020 to February 28, 2025

NVIDIA Corporation Common Stock

NVIDIA Corporation is a visual computing company. The NVDA Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by Commission. Information provided to or filed with the Commission can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-23985. In addition, information regarding Amazon.com, Inc. may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that such publicly available information regarding the NVDA Stock is accurate or complete.

Information as of market close on February 28, 2025:

Bloomberg Ticker Symbol:	NVDA
Current Stock Price:	$124.92
52 Weeks Ago:	$77.663
52 Week High (on 1/6/2025):	$149.43
52 Week Low (on 4/19/2024):	$76.200

The following graph sets forth the daily Closing Levels of the NVDA Stock for each quarter in the period from January 1, 2020 through February 28, 2025, adjusted for corporate events, if applicable. The Closing Level of the NVDA Stock on February 28, 2025 was $124.92. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The NVDA Stock has at times experienced periods of high volatility. The actual performance of the NVDA Stock over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the NVDA Stock or to the hypothetical return examples set forth herein. We cannot predict the future performance of the NVDA Stock. You should not take the historical levels of the NVDA Stock as an indication of its future performance, and no assurance can be given as to the Closing Level of the NVDA Stock on the Determination Date.

Common Stock of NVIDIA Corporation Daily NVDA Stock Closing Levels January 1, 2020 to February 28, 2025

TAX CONSIDERATIONS

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the Trade Date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the notes, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. Such gain or loss should be long-term capital gain or loss if the investor has held the notes for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Call Payment Date or the Stated Maturity Date, as applicable, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Call Payment Date or the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Trigger Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Call Premium Amount, if applicable, would represent a lower (or higher) percentage return than it would have had you purchased the notes at the Face Amount. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 11 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underliers, futures and options contracts on the Underliers, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the level of an Underlier on the Trade Date, and therefore increase (i) the level at or above which such Underlier must close on the Call Observation Date so that the notes are redeemed prior to the Stated Maturity Date for the Call Premium Amount (depending also on the performance of the other Underlier), and (ii) the Trigger Level, which is the level at or above which such Underlier must close on the Determination Date so that investors do not suffer a significant loss on their initial investment in the notes (depending also on the performance of the other Underlier). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Underliers, futures or options contracts on the Underliers or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the level of either Underlier, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any (depending also on the performance of the other Underlier). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Additional considerations: Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 2% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Call Premium Amount, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the fifth scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than one Business Day after the Trade Date, purchasers who wish to transact in the notes more than one Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. When you read the accompanying product supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Prospectus dated April 12, 2024

Product Supplement dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement or in the prospectus.